Exhibit 99.1

CONSENT OF HFF SECURITIES L.P., AN AFFILIATE OF JONES LANG LASALLE

We hereby consent to the use in the Registration Statement of CIM Real Estate Finance Trust, Inc., on Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus of CIM Real Estate Finance Trust, Inc. and Cole Credit Property Trust V, Inc., which is part of the Registration Statement, of our opinion dated August 30, 2020 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of the CCPT V Special Committee’s Financial Advisor,” “The CCPT V Merger—Background of the CCPT V Merger,” “The Merger—Recommendation of the CCPT V Board of Directors and its Reasons for the CCPT V Merger,” and “The Merger—Opinion of the CCPT V Special Committee’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ HFF SECURITIES L.P.
HFF SECURITIES L.P. New York, New York

October 2, 2020